Exhibit 10.22
February 11, 2018

David Hung

Re: Separation Agreement

Dear David:
This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Axovant Sciences, Inc. (the “Company”).

1.SEPARATION DATE.

As mutually agreed between you and the Company, your last day of employment with the Company will be February 11, 2018 (the “Separation Date”). You also agree that you are resigning from your position as a member of the Board of Directors of Axovant Sciences, Ltd. (“ASL”), as well as from any other position you hold with the Company, ASL, or any of their Affiliates (“Affiliates”, as such term is defined in the “Plan”, which in turn is defined in Section 2(d) below), concurrently with the execution of this Agreement.

2.TERMINATION OF EMPLOYMENT.

(a)Separation Pay. On the next regular payroll date after the Separation Date, you shall be paid all accrued but unpaid base salary earned by you through the Separation Date, less applicable withholdings and deductions.

(b)Expense Reimbursements. Within thirty (30) days after the Separation Date, you agree that you will submit a final documented expense reimbursement statement reflecting all remaining unreimbursed business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such business expenses in accordance with the Company’s expense reimbursement policies and procedures previously provided to you.

(c)COBRA Coverage. You will cease to be eligible to participate in any of the Company’s group benefit plans and programs after the Separation Date. However, to the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or state insurance laws (collectively, “COBRA”), if you are participating in any group health insurance plans immediately prior to the Separation Date, you may be eligible to continue such group health insurance benefits in effect after the Separation Date, at your own expense (subject to the severance benefit protections set forth below). You will receive a separate notice more specifically describing your COBRA rights on or after the Separation Date.

(d)Equity Interests. You have been granted three options to purchase shares of the Company’s common stock (the “Option Awards”), pursuant to the Axovant Sciences Ltd. 2015 Equity Incentive Plan (the “Plan”), your April 7, 2017 employment agreement with the Company (the “Employment Agreement”), and any applicable stock option agreement(s) and/or notice(s) of grant of stock option (collectively, the “Option Documents”). Vesting of the Option Awards shall cease as of the Separation Date. No portion of your Option Awards will be vested as of the Separation Date. Accordingly, in accordance with the Option Documents, you agree that, notwithstanding any agreement between you and any Affiliate of the Company, the entirety of all Option Awards will automatically lapse and terminate on the Separation Date. In addition, the obligations set forth in Section 3.3(f) of the Employment Agreement shall survive the termination of the Employment Agreement and shall terminate on, and be of no further force or effect after, May 31, 2018.

3.SEPARATION BENEFITS.

In full satisfaction of any obligations to provide you severance benefits under the terms of your Employment Agreement, if you: (i) timely sign, date, and return this Agreement to the Company and allow that certain Mutual Release Agreement by and among you, the Company and Roivant Sciences, Inc. entered into as of even date herewith (the “Mutual Release”) to become effective; and (ii) comply with all your obligations to the Company as set forth herein; then the Company will provide you with the following severance benefits:

(a)Severance. The Company shall pay you severance in a gross amount of $2,260,000 less required payroll deductions and tax withholdings (the “Severance”). The Severance shall be paid to you in twenty-four (24) equal installments in the Company’s regular semi-monthly payroll cycle, with the first such payment to begin on the first payroll date following the Hung Release Effective Date (as such term is defined in the Mutual Release).

(b)2017 Discretionary Bonus. Although the Company is not otherwise obligated to pay you, and although you have not earned, a 2017 bonus pursuant to the Company’s annual bonus plan, as an additional severance benefit to you, the Company agrees to pay you a discretionary bonus for 2017 equal to 100% of your bonus target for 2017 (the gross amount of $330,000), less required deductions and withholdings (the “Bonus Payment”). The Bonus Payment will be paid at the same time as other 2017 bonuses are or would otherwise be paid to Company employees under the Company’s annual bonus plan, but in no event later than April 30, 2018. Except as expressly provided herein, you will not be eligible to receive any bonus payments after the Separation Date.

(c)COBRA Premiums. If you are eligible for and timely elect COBRA continuation coverage under COBRA, the Company will reimburse you for the COBRA premiums that you pay for the first eighteen (18) months of COBRA coverage; provided, however, that if you cease to be eligible for COBRA or become eligible to enroll in the group health insurance plan of another employer, you shall immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month. This payment may be, but need not be, used by you to pay for COBRA premiums.

(d)Relocation Expenses. The Company will waive any right to recovery of either the Lump Sum Relocation Allowance or the Relocation Subsidy (as defined in the Employment Agreement). As further consideration hereunder, the Company agrees that it will waive any right it may have to recover any relocation expenses it has paid or advanced on behalf of any other current employee who joined the Company on or after April 7, 2017, and that any such employee shall have third party beneficiary rights under this Agreement solely with respect to the covenant set forth in this sentence.

(e)409A Compliance. It is intended that the severance benefits provided to you hereunder comply with, or be exempt from, Code Section 409A of the Internal Revenue Code and the final regulations and official guidance thereunder (“Section 409A”) and that any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. None of the severance benefits under this Agreement will commence or otherwise be delivered prior to the Hung Release Effective Date (as such term is defined in the Mutual Release). If the period of time you could sign this Agreement crosses over two calendar years, the Agreement shall be deemed to have become effective on the last possible date it could become effective.

4.NO OTHER COMPENSATION OR BENEFITS; ACKNOWLEDGEMENT.

You represent that, except as expressly provided in this Agreement or as otherwise provided or referenced in the Mutual Release, you are not entitled to receive and will not receive any additional compensation, equity, vesting or other pay or benefits from the Company or any of its Affiliates after the Separation Date, with the exception of any vested rights you may have under the terms of a written employee benefit plan that is subject to ERISA (e.g., a 401(k) plan). You hereby represent you have been paid all compensation owed and for all hours worked in respect of your employment with the Company (except as otherwise promised to you in this Agreement or as otherwise provided or referenced in the Mutual Release), have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise in respect of your employment with the Company, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim in respect of your employment with the Company.

5.    COMPANY PROPERTY.
Within two (2) calendar days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof), including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, information regarding current or prospective investors, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of the other Released Parties (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to make a diligent search for any Company Property in your possession or control as soon as practicable to ensure your full compliance with this provision. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any of the aforementioned confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such information from those systems no later than the Separation Date; and by execution of this Agreement you hereby certify that you have completed the foregoing copying and deletion processes. Notwithstanding the foregoing, after the Separation Date, you shall be entitled to retain copies of the following documents as your personal property: (i) all documents that you executed in connection with your employment with the Company; (ii) all wage statements and other payroll records issued to you, as well as documents issued to you with regard to your employee benefits; and (iii) all documents and information issued to you in connection with your Equity Interests (as outlined in Section 2(d) above) and other documents and information that are both related to this Agreement and referenced in the Mutual Release. Further, the Company agrees that you shall be entitled to personally remove (or direct a representative of your choice to remove) any personal property that may currently be in the Company’s offices, by no later than the second calendar day after the Separation Date.

6. COMMUNICATIONS.

You and the Company will develop a mutually acceptable statement (the “Statement”) to be used to communicate your planned change in status with the Company, including in a mutually acceptable press release, conference call script and Current Report on Form 8-K.

7. CONFIDENTIALITY AND POST-EMPLOYMENT RESTRICTIONS.

(a)Confidentiality. You acknowledge and agree to abide by your continuing obligations not to use or disclose any confidential or proprietary information of the Company, as set forth (and subject to the exceptions and exclusions set forth) in Sections 2 and 3 of the Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”), which is Exhibit B to your Employment Agreement, such obligations (with such exceptions and exclusions) which are hereby incorporated into this Agreement. You agree that your execution of this Agreement shall also be deemed to be your execution, as of the date hereof, of the Form of Acknowledgement attached to the Employment Agreement as Exhibit C. Notwithstanding the foregoing, the Company hereby agrees that the exclusion contained in clause (ii) of Section 2.1 of the NDA shall be expanded to include knowledge of the existence of any potential asset, whether or not such information became known by you in your capacity as an employee or director of the Company or otherwise, and whether or not such information was received from a third party under an agreement described in such clause (ii) or otherwise.

(b)Post-Employment Restrictions. In full satisfaction of any obligations you may owe under Section 1.5(b) of the Employment Agreement, you and the Company hereby agree that you will not, for a period of twelve (12) months beginning on the Separation Date:

(i)knowingly (after reasonable investigation) be involved, either individually or through material participation in any organization or entity, in the actual or attempted acquisition of or licensing of rights to the assets identified on the disclosure schedule executed by the Company and you concurrently with this Agreement (the “Confidential Disclosure Schedule”) (except that the exceptions regarding investment activities set forth in the second sentence of Section 1.5(c) of the Employment Agreement shall continue to apply); or
(ii) solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of the Company or any of its Affiliates (to the extent known by you to be an Affiliate of the Company), to terminate his or her relationship with the Company or its Affiliates, even if you did not initiate the discussion or seek out the contact; provided, however, that you shall not be prohibited from soliciting, inducing, encouraging, or participating in soliciting, inducing or encouraging the individuals listed on the Confidential Disclosure Schedule to terminate his or her relationship with the Company or its Affiliates; and provided, further, that in no event shall a general solicitation for employment by any then current employer of yours constitute a breach of this Agreement.

(iii)You agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests, including, but not limited to, the protection of the Company’s confidential information and trade secrets. You agree that in the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. The restrictions set forth in this Section 7(b) may be extended for any period in which you are determined pursuant to Section 10 below to be in breach of these restrictions.

8. COOPERATION.

You agree to cooperate fully with the Company, as requested, through the Separation Date to transition any roles, responsibilities or projects for which you were responsible to other personnel. Following the Separation Date, you also agree to cooperate with the Company, to the extent such requested cooperation does not jeopardize any legal rights or defenses you may have, or does not otherwise require you to take any actions which, on advice of legal counsel, constitutes a potentially illegal, unethical or immoral act, in connection with the Company’s actual or contemplated defense, prosecution, or investigation, of any claims or demands by unaffiliated third parties arising from events, acts, or failures to act that occurred during the time you were employed with the Company. Such cooperation includes, without limitation, making yourself available by phone (or if requested in person, only if reasonably possible in your discretion), upon reasonable advance written notice, without subpoena, for interviews and truthful and accurate deposition and trial testimony. In the event that the foregoing requires more than five (5) hours of your time a week, the Company shall pay you a per hourly fee of $1,000 for any cooperation, to the extent permitted by applicable law. The Company will reimburse you for reasonable and documented out-of-pocket expenses and shall advance you all attorney’s fees and expenses, you incur in connection with any such cooperation (excluding any foregone wages, salary, or other compensation), and will use its reasonable best efforts to accommodate your scheduling needs. Nothing herein shall restrict or limit your rights to pursue a claim or action on behalf of yourself against any of the Released Parties (as such term is defined in the Mutual Release), subject to the release of claims and other limitations set forth in the Mutual Release.

9. PROTECTED ACTIVITY.

Notwithstanding any provision in this Agreement (including the Exhibits) and the Mutual Release to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement or the Mutual Release as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local government agency or commission. While this Agreement does not limit your right to receive an award for information provided to the SEC, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing the Mutual Release.

10. IMPACT OF MATERIAL BREACH.

You acknowledge and agree that the obligations set forth in Sections 5, 6, 7 and 8 of this Agreement (the “Obligations”) are material terms of this Agreement and that, but for your commitment to abide by them, the Company would not enter into this Agreement and agree to provide you with the benefits provided to you hereunder. You further agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused to the Company, its investments and other business activities by a material breach of the Obligations. Therefore, in addition to the Company’s right to seek a pre-arbitral injunction, in the event it is finally determined pursuant to a non-appealable determination by a court of competent jurisdiction, that you materially breached any of the Obligations, in addition to all other remedies available under this Agreement or in law or equity (including the right to seek injunctive relief), you shall waive any rights to receive any further benefits from the Company, and the Company shall be entitled to recover from you all amounts paid to you under this Agreement. Your release of claims under the Mutual Release (and any subsequently provided release, if any) shall remain in full force in effect.

11. DISPUTE RESOLUTION.

Except as otherwise set forth above or below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or your employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim, or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The parties to the arbitration shall pay equally all administrative fees of JAMS. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration, but the arbitrator shall have the power to award costs and attorney’s fees, except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void, leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

12. MISCELLANEOUS.

This Agreement (including the Confidential Disclosure Schedule, the Mutual Release and any agreements to the extent incorporated herein or therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of the parties, and their respective heirs, personal representatives, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in counterparts that shall be deemed to be part of one original, and facsimile, .PDF and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me, along with the Mutual Release, within twenty-one (21) days.
We wish you the best in your future endeavors.

Sincerely,
AXOVANT SCIENCES, INC.

By:	/s/ Stephen Mohr
Name:	Stephen Mohr
Title:	General Counsel

UNDERSTOOD AND AGREED:

By:	/s/ David Hung
Name:	David Hung

Date: February 11, 2018